PRESS RELEASE

                                                     FOR IMMEDIATE RELEASE


CONTACT:  Kelli Harrington Nemer, PSINet
          703/904-4100, ext. 1245
          harrington@psi.com

           PSINET RETAINS MERRILL LYNCH TO REVIEW STRATEGIC ALTERNATIVES
                        ALSO ADOPTS SHAREHOLDER RIGHTS PLAN


          HERNDON, VA. MAY 15, 1996 -- PSINet Inc. (NASDAQ: PSIX) today announced that its Board and management are continuing to pursue its business plan to generate profitable growth for the balance of the 1990s and beyond.

          In this regard, while the Company believes that substantial shareholder value will be created through continued execution of its business plan, it has retained the investment banking firm of Merrill Lynch & Co. to assist it in reviewing all of its strategic alternatives. Such alternatives may include domestic and international joint operating agreements; strategic alliances; and sales of minority or controlling interests in the Company, among others, according to William L. Schrader, PSINet chairman, president and CEO.

          "Since PSINet and the Internet industry are relatively young, the potential for growth in shareholder value may be as great going forward as has been over the past five years," said Schrader. "However, the opportunities to leverage our current strength with the skills and market power of larger companies in strategic relationships must be assessed fully. We are considering partnerships which may offer significant value to PSINet and its shareholders alike."

          "We selected Merrill Lynch & Co. as our advisor because of our long standing relationship with the firm and the quality of the Merrill Lynch team," added Schrader.

          PSINet announced also that it had sought Merrill Lynch's advice and adopted a Shareholder Rights Plan and declared a dividend of one Preferred Stock Purchase Right on each outstanding share of PSINet common stock to be distributed on June 5, 1996 to shareholders of record on that date.

          "The Rights Plan was not adopted in response to any specific effort to acquire control of PSINet," added Schrader. "Rather, it was adopted to deter abusive takeover tactics that can be used to deprive the Company's shareholders of the full value of their investment."

          Subject to certain exceptions, the Rights will be exercisable only if a person or group acquires 20 percent or more of PSINet's common stock or announces a tender or exchange offer the consummation of which would result in ownership by a person or group of 20 percent or more of the common stock (other than in the event of certain Board-approved offers).

          Each Right will entitle its holder to buy one one-thousandth of a share of Series A junior participating preferred stock at an exercise price of $75. If a person or group acquires 20 percent or more of PSINet's common stock (other than pursuant to certain Board-approved offers), each Right will entitle its holder (other than such acquiring person or members of such group) to purchase, at the exercise price, a number of one one-thousandths of a share of the preferred stock having a market value of twice such price. If PSINet is acquired (other than pursuant to certain Board-approved offers) in a merger or other business combination after a person or group has acquired 20 percent or more of PSINet's common stock, each Right will entitle its holder to purchase, at the exercise price, a number of the acquiror's common shares having a market value of twice such price.

          The Company can redeem the Rights for $.01 per Right before the acquisition by a person or group of 20 percent or more of the Company's common stock and thereafter under certain circumstances.

          Further details concerning the Rights Plan are contained in a letter that will be mailed to all PSINet shareholders.

          PSINet is a leading provider of Internet access, services and products to both organizations and individuals throughout the U.S. and abroad. The Company's PSINet network offers access to the Internet from more than 300 points-of-presence (POPs) worldwide. Internet access options range from high-speed modem dial-up and ISDN for telecommuters and small office LANs to dedicated high-speed circuits for corporate connectivity. Network Computing Magazine recently named PSINet a winner of its Well-Connected Award as "Best Internet Access Provider."

          The company has its headquarters in Herndon, Va., with sales and service offices across the U.S.; Cambridge, England; Toronto; and Tokyo. Further product availability and pricing information can be obtained by calling 703/904-4100, through PSINet's Web site at http://www.psi.net or by sending an e-mail request to info@psi.com.